Filed pursuant to Rule 433

Registration No. 333-214613

March 8, 2017

Final Term Sheet
EUR 1,500,000,000 2.125% Global Bonds due 2023

To be fungible and form a single issuance with KfW’s
EUR 3,000,000,000 2.125% Global Bonds due 2023
issued on September 3, 2013

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,500,000,000

Denomination:	EUR 1,000

Maturity:	August 15, 2023

Redemption Amount:	100%

Interest Rate:	2.125% per annum, payable annually in arrears

Date of Pricing:	March 8, 2017

Closing Date:	March 15, 2017

Interest Payment Dates:	August 15 in each year

First Interest Payment Date:	August 15, 2017 (for interest accrued from, and including, August 15, 2016 to, but excluding, August 15, 2017)

Accrued Interest:	In the aggregate amount of EUR 18,513,698.63 from, and including, August 15, 2016 to, but excluding, March 15, 2017 (for aggregate principal amount of EUR 1,500,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	113.295%, plus Accrued Interest

Underwriting Commissions:	None

Proceeds to Issuer:	113.295%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1R07S9

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Lead Managers:	Barclays BofA Merrill Lynch Deutsche Bank

Stabilization Manager:	Deutsche Bank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772792/d287768d424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm. Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.